Exhibit 10.2

AMENDMENT NO. 1 TO
AMENDED AND RESTATED
ENGAGEMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) dated April 7, 2011, to that certain  Amended and Restated Engagement Agreement (the “Agreement”) effective as of the 1st day of January, 2009 between Capital Gold Corporation, a Delaware Corporation having an office at 76 Beaver Street, 14th Floor, New York, NY 10005 (hereinafter referred to as the “Company”), and Christopher M. Chipman (hereinafter referred to as “Executive”) amends Exhibit A to the Agreement, the Agreement Regarding Change in Control.

Pursuant to Section 10 of Exhibit A of the Agreement, Company and Executive hereby agree to amend the Agreement, effective on the date hereof, as follows:

1.           Section 3(a).                                Section 3(a) of Exhibit A to the Agreement relating to change in control payments is hereby amended in its entirety as follows:

(a)           The Executive shall be entitled to a lump sum payment payable at the sole election of Gammon Gold Inc. (“Gammon”) in common shares of Gammon or in cash (the “Change of Control Payment”); provided, however, that Gammon shall make such Change of Control Payment in cash if the Toronto Stock Exchange (the “TSX”) does not approve such payment in Gammon common shares, and in either case~~,~~ such Change of Control Payment shall be made no later than twenty (20) business days after the Executive’s date of termination (following, for avoidance of doubt, the Transition Period (as defined below), in an amount equal to the sum of:

(i)           three times the Executive’s base salary in effect on the date of the Change in Control or, or if greater, as in effect immediately prior to the date of termination; plus

(ii)          three times the Executive’s bonus award for the year immediately preceding the year of the Change in Control.

If such Change of Control Payment is to be made in Gammon common shares, the number of Gammon common shares to be paid to Executive shall be determined by dividing the total cash value of the payment set forth in (i) and (ii) above by the volume weighted average price of Gammon common stock on the New York Stock Exchange for the five trading days immediately preceding the closing date of the merger (the “Merger”) between Gammon and the Company (or at such other price as is required by the TSX).  Such Gammon common stock shall be registered and freely tradable under applicable Canadian and United States securities Laws; provided, however, that such Gammon common stock shall be subject to any restrictions under applicable Canadian securities laws relating to distributions by control persons, and any restrictions under the Securities Act of 1933, as amended, applicable to sales by affiliates of an issuer.

The amount payable under this paragraph (a) shall be inclusive of the amounts, if any, to which the Executive would otherwise be entitled by law and shall be in addition to (and not inclusive of) any amount payable under any written agreement(s) directly between the Executive and the Company or any of its subsidiaries.

2.           Transition Services.  Notwithstanding the provisions of Section 2 of Exhibit A to the Agreement, the Company hereby offers, and Executive hereby accepts, employment with the Company or its successor following the closing of the Merger (the “Closing”) for a transition period of 60 days (the “Transition Period”) as follows:

(a) Executive will receive the same base fee during the Transition Period from the Company on the same payment schedule as received immediately prior to the Closing.

(b) Executive will perform such services, consistent with Executives prior duties, as Gammon and/or the Company may reasonably request.

(c) Should Gammon and / or the Company or either of their successors desire to retain Executive for further ad hoc services beyond the Transition Period, Executive shall be paid $1,200 per each day that Executive performs any such services, not subject to hourly pro-ration, provided, however, that Executive shall not be obligated to provide any such ad hoc services.

(d) It is expressly understood that the Change of Control Payment shall be made following the 60 day Transition Period, and shall not be further tolled by ad hoc services performed under subsection (c) above.

3.           Limitation on Good Reason Termination Right.  Notwithstanding the provisions of Section 2 of Exhibit A to the Agreement, by signing below, Executive hereby (i) during the Transition Period, waives any right to terminate Executive’s employment for “Good Reason” (as defined in Section 2(c) of Exhibit A to the Agreement) for the reasons set forth in Sections 2(c)(i), 2(c)(iv), 2(c)(v), 2(c)(vi) of Exhibit A to the Agreement, provided that the Executive agrees that any termination for Good Reason pursuant to Section 2(c)(vii) of Exhibit A of the Agreement can not be based on any arrangements agreed to with Gammon and/or the Company (including this Amendment) in connection with the Merger Agreement or the services to be rendered during the Transition Period and (ii) understands, acknowledges and agrees that termination by Executive during the Transition Period pursuant to Section 2(c)(i) or 2(c)(iv) through and including 2(c)(vi), as well as any purported termination pursuant to Section 2(c)(vii) in breach of the proviso at the end of clause (i) above, of Exhibit A to the Agreement following the consummation of the Merger shall be treated as a voluntary resignation without Good Reason for which Executive shall not be entitled to receive any of the severance benefits described in Section 3 of Exhibit A to the Agreement.  For the avoidance of doubt, the foregoing shall not limit Executive’s rights under Exhibit A of the Agreement in connection with any termination of Executive’s employment by the Company for any reason other than “Permanent Disability” or “Cause” (as defined in Sections 2(a) and 2(b), respectively, of Exhibit A to the Agreement) following the consummation of the Merger or Executive’s rights under Exhibit A of the Agreement to terminate his employment by the Company for Good Reason for the reasons set forth in Sections 2(c)(ii), 2(c)(iii) or 2(c)(vii), provided for further avoidance of doubt, that with respect to Section 2(c)(vii), Good Reason shall not be deemed to include any lack of satisfaction with the arrangements contemplated by the Merger or this Amendment.

4.           Mutual Drafting.  This Amendment is the joint product of Executive and the Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

5.           No Other Amendments; Governing Law; Counterparts.  Except as specifically set forth in this Amendment, there are no other amendments to the Agreement and the Agreement shall remain unmodified and in full force and effect.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflict of laws provisions.  This Amendment may be executed in one or more counterparts.  In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first set forth above.

CAPITAL GOLD CORPORATION

By:	/s/ Christopher M. Chipman
Name:	Christopher M. Chipman
Title:	Chief Financial Officer

EXECUTIVE

By:	/s/ Christopher M. Chipman
Name:	Christopher M. Chipman, individually